                                SPECIAL POWER OF ATTORNEY
        I, Kevin G. Austin, residing at 1290 Cashiers Way, Roswell, Georgia 30075, hereby appoint D. Scott Freed, Esquire and J. Bradley Aaron, Esquire, whose business address is at 7 St. Paul Street, Baltimore, Maryland 21201, or either of them, with full power of substitution and resubstitution, as my lawful attorneys-in-fact with the intention that my attorneys-in-fact shall be able to act in my place in all matters specifically listed in this document from and after the date of this Special Power of Attorney.

        WHEREAS, I desire to authorize D. Scott Freed and J. Bradley Aaron, or either of them, with full power of substitution and resubstitution, to act on my behalf to execute and file any and all documents and instruments requiring my execution in connection with any transmittal, electronic or otherwise, of any filing with the United States Securities and Exchange Commission ("SEC");

        I grant to my said attorneys-in-fact the following special powers which my attorneys-in-fact may exercise in my name and on my behalf:
(1)        prepare, execute and file for and on my behalf reporting forms required of certain security holders under the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules thereunder, including but not limited to filings on Schedule 13D and 13G in accordance with Section 13 of the Exchange Act, and on Forms 3, 4 and 5 in accordance with Section 16(a) of the Exchange Act;
(2)        do and perform any and all acts for and on my behalf which may be necessary or desirable to complete the execution of any filing under the Exchange Act, including but not limited to Schedule 13D, 13G and Form
3, 4 or 5 and the timely filing of such form(s) with the SEC and any other authority and, if deemed appropriate by said attorneys-in-fact, to file one or more amendments to such forms; and
(3)        take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by me.
         This Special Power of Attorney shall terminate automatically and without further act at midnight,
Maryland time, July 6, 2012.

        My attorneys-in-fact shall do any and all things, above-enumerated which I could do in person without the obligation on the part of any person dealing with the said attorneys-in-fact to ask further authorization prior to accepting any of the above-enumerated documents or actions whether made in my name or in the name of my attorneys-in-fact.
        I authorize my aforesaid attorneys-in-fact to perform all necessary acts in the execution of the aforesaid authorizations with the same validity as I could effect if personally present, and I hereby ratify and confirm all and whatsoever my attorneys-in-fact shall lawfully do or cause to be done by virtue of these presents.
        I authorize the use of a photocopy of this Special Power of Attorney in lieu of the original copy executed by me, for the purpose of effectuating the terms and provisions thereof.
        This Special Power of Attorney is a durable Power of Attorney and shall not be affected by my disability, and shall remain in full force and effect until the occurrence of the first of the following circumstances:
(1) my death; (2) the death of my said attorneys-in-fact; (3) the revocation of this Special Power of Attorney by me;
and (4) the automatic termination of this Special Power of Attorney as set forth herein.
        IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of July, 2010.
                                                /s/ Kevin G. Austin        (SEAL)
                                                Kevin G. Austin